Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-67466 on Form S-8 of our report dated June 25, 2012, relating to the financial statements and financial statement schedules of the Willis 401(k) Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the Willis 401(k) Retirement Savings Plan for the year ended December 31, 2011.

Nashville, TN

June 26, 2012